EXHIBIT 99.1

At Xinhua China Ltd.:                                                                 At The Investor Relations Company:
Alex Helmel                                                                               Woody Wallace or Michael Arneth
Investor Relations                                                                       (312) 245-2700
info@xinhuachina.com.cn
(604) 681-3864 ■ (800) 884-3864

10 MILLION SHARES RETURNED TO XINHUA CHINA
FOR CANCELLATION

July 26, 2006, BEIJING – Xinhua China Ltd. (the “Company”) (OTCBB: XHUA), a US-traded holding company, announced today that 10 million of its common shares  held by four of its largest shareholders are being surrendered to the Company for cancellation.

This decision by the shareholders was agreed to as of July 10, 2006, following the reduction of the Company’s equity interest in Xinhua Publications Circulation & Distribution Co., Ltd (“Xinhua C & D”) from 56.14% to 7.96%, as previously announced in the news release dated June 30, 2006.

As a result of the cancellation of these 10 million shares, the total stock outstanding will be reduced from approximately 62 million to 52 million.

The Company said it appreciated the move by these large shareholders that recognizes its history, current position and outlook.  It furthers a capital structure more in keeping with present conditions, it said.  The shares were originally issued in connection with the anticipated majority ownership interest in Xinhua C & D being completed, the Company reported.

About Xinhua China
Xinhua China Ltd. is a US domiciled company with book related publishing and distribution interests in China. Through its subsidiary, Beijing Joannes Information Technology Co., Ltd., it is entering into the online distribution businesses through existing and new strategic partnerships with both domestic and foreign publishers, authors, and distributors in China.

INVESTOR CONTACT:
MR. ALEX HELMEL
1 800 884 3864 (EXT. 17)

www.xinhuachina.com.cn

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES and EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua China's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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